EXHIBIT 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is dated as of March 17, 2006 and entered into by and among PETCO Animal Supplies Stores, Inc., a Delaware corporation (“Company”), the financial institutions listed on the signature pages hereof (“Lenders”) and Wells Fargo Bank, National Association, as administrative agent for Lenders (“Administrative Agent”), and, for purposes of Section 5 hereof, the guarantors listed on the signature pages hereto (“Guarantors”) and is made with reference to that certain Credit Agreement dated as of January 13, 2005 as amended by that certain First Amendment to Credit Agreement dated as of March 10, 2005, and that certain Second Amendment to Credit Agreement dated as of April 29, 2005, and that certain Third Amendment to Credit Agreement dated as of May 31, 2005 (as so amended, the “Credit Agreement”), by and among Company, Lenders and Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, Company and Lenders desire to increase the Revolving Loan Commitments, allow for additional increases to the Revolving Loan Commitments, decrease the applicable margins and commitment fees on the Revolving Loans, and make additional amendments as set forth below;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.	AMENDMENT TO CREDIT AGREEMENT

1.1 Amendment to Cover Page. The cover page of the Credit Agreement is hereby amended to identify JPMorgan Chase Bank, N.A. as a Co-Documentation Agent.

1.2 Amendments to Section 1: Definitions.

A. Section 1.1 of the Credit Agreement is hereby amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

“Fourth Amendment Effective Date” means the date the Fourth Amendment to this Agreement became effective in accordance with its terms.

“Fourth Amendment” means that certain Fourth Amendment to this Agreement dated as of March 17, 2006.

B. Section 1.1 of the Credit Agreement is hereby further amended by deleting each of the defined terms “Applicable Base Rate Margin”, “Applicable Eurodollar Rate Margin”, “Commitment Fee Percentage”, “Consolidated Fixed Charge Coverage Ratio,” “Consolidated Pro Forma Fixed Charge Coverage Ratio”, “Maintenance Capital Expenditures” and “Revolving Loan Commitment Termination Date” in their entirety and inserting the following defined terms in place thereof:

“Applicable Base Rate Margin” means, as at any date of determination, the percentage per annum set forth below opposite the applicable Consolidated Total Leverage Ratio:

Consolidated Total Leverage Ratio	Applicable Base Rate Margin
≥ 2.00:1.00	0.500%
≥ 1.50:1.00 and < 2.00:1.00	0.250%
≥ 1.00:1.00 and < 1.50:1.00	0.000%
≥ 0.50:1.00 and < 1.00:1.00	0.000%
< 0.50:1.00	0.000%

; provided that until the delivery of the first Margin Determination Certificate after the Fourth Amendment Effective Date by Company to Administrative Agent pursuant to subsection 6.1(xii), the Applicable Base Rate Margin shall be 0.000% per annum.

“Applicable Eurodollar Rate Margin” means, as at any date of determination, the percentage per annum set forth below opposite the applicable Consolidated Total Leverage Ratio:

Consolidated Total Leverage Ratio	Applicable Eurodollar Rate Margin
≥ 2.00:1.00	1.625%
≥ 1.50:1.00 and < 2.00:1.00	1.375%
≥ 1.00:1.00 and < 1.50:1.00	1.125%
≥ 0.50:1.00 and < 1.00:1.00	1.000%
< 0.50:1.00	0.750%

; provided that until the delivery of the first Margin Determination Certificate after the Fourth Amendment Effective Date by Company to Administrative Agent pursuant to subsection 6.1(xii), the Applicable Eurodollar Rate Margin shall be 1.000% per annum.

“Commitment Fee Percentage” means, as at any date of determination, the percentage per annum set forth below opposite the applicable Consolidated Total Leverage Ratio:

Consolidated Total Leverage Ratio	Commitment Fee Percentage
≥ 2.00:1.00	0.250%
≥ 1.50:1.00 and < 2.00:1.00	0.250%
≥ 1.00:1.00 and < 1.50:1.00	0.200%
≥ 0.50:1.00 and < 1.00:1.00	0.200%
< 0.50:1.00	0.150%

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; provided that until the delivery of the first Margin Determination Certificate after the Fourth Amendment Effective Date by Company to Administrative Agent pursuant to subsection 6.1(xii), the Commitment Fee Percentage shall be 0.200%.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i)(a) Consolidated EBITDA for the four-Fiscal Quarter period ending on such date plus (b) the aggregate amount of all rents paid or payable during that period under all Operating Leases to which Holdings or its Subsidiaries is a party as lessee minus (c) Maintenance Capital Expenditures for such four-Fiscal Quarter period to (ii) the sum of (a) Consolidated Interest Expense for such four-Fiscal Quarter period, plus (b) scheduled repayments of principal under all Indebtedness (including that portion attributable to Capital Leases in accordance with GAAP but excluding payments of principal made for such period under the Existing Credit Agreement) of Holdings or any of its Subsidiaries for such four-Fiscal Quarter period, plus (c) dividends paid during such four-Fiscal Quarter period (except dividends payable solely in shares of stock to the holders of that class) plus (d) redemptions or purchases of stock, stock equivalents or stock options issued by Holdings during such four-Fiscal Quarter period (except (i) redemptions or purchases in exchange for common stock of Holdings and (ii) redemptions or purchases of Holdings common stock in an aggregate amount not to exceed $100,000,000 after the Fourth Amendment Effective Date) plus (e) the aggregate amount of all rents paid or payable during that period under all Operating Leases to which Holdings or its Subsidiaries is a party as lessee plus (f) provisions for taxes based on income, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP; provided that for the period from the Closing Date through the third Fiscal Quarter of Fiscal Year 2005, the dividends, redemptions and repurchases referenced in items (c) and (d) of clause (ii) above shall be limited to those made after the Closing Date.

“Consolidated Pro Forma Fixed Charge Coverage Ratio” means, as at any date of determination, the Consolidated Fixed Charge Coverage Ratio for the most recently ended four Fiscal-Quarter period; provided, however, that for purposes of calculating the Consolidated Pro Forma Fixed Charge Coverage Ratio, the dividends, redemptions or repurchases referenced in items (c) and (d) in clause (ii) of such definition will be calculated with respect to the twelve-month period ending with the month in which the Consolidated Pro Forma Fixed Charge Coverage Ratio is being determined (which will include all such dividends, redemptions or repurchases which occurred in the eleven months ended prior to the date of such transaction, all such dividends, redemptions or repurchases which have occurred to date in such month of determination, and any dividends, redemptions or repurchases irrevocably committed to occur in such month of determination) subject to the last proviso in the definition of Consolidated Fixed Charge Coverage Ratio.

“Maintenance Capital Expenditures” means (a) $25,000,000 for the Fiscal Year ending on January 29, 2005, (b) $25,000,000 for the Fiscal Year ending on January 28, 2006, (c) $26,000,000 for the Fiscal Year ending on February 3, 2007, (d) $27,000,000 for the Fiscal Year ending on February 2, 2008, (e) $28,000,000 for the Fiscal Year ending on January 31, 2009, (f) $29,000,000 for the Fiscal Year ending on January 30, 2010, and (g) $30,000,000 for the Fiscal Year ending on January 29, 2011.

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“Revolving Loan Commitment Termination Date” means March 31, 2011; provided that the Revolving Loan Commitment Termination Date may be extended by one year if Company delivers a written request for such extension to Administrative Agent before March 31, 2010 and 100% of the Lenders consent in writing thereto.

1.3 Amendments to Section 2: Amounts and Terms of Commitments and Loans.

A. Section 2.1A(i) of the Credit Agreement is hereby amended by deleting the reference to “$200,000,000” contained therein and substituting “$350,000,000” therefor.

B. Section 2.1A(ii) of the Credit Agreement is hereby amended by deleting the reference to “$1,000,000” contained in the third paragraph thereof and substituting “$5,000,000” therefor.

C. Section 2.1A(iii) of the Credit Agreement is hereby amended by deleting the first sentence of such subsection in its entirety and substituting the following therefor:

“(iii) Additional Commitments. Company may from time to time after the Fourth Amendment Effective Date, by notice to Administrative Agent, request that, on the terms and subject to the conditions contained in this Agreement, Lenders and/or other financial institutions not then a party to this Agreement, that are approved by Administrative Agent (such approval not to be unreasonably withheld or delayed), provide up to an aggregate amount of $100,000,000 in additional Revolving Loan Commitments (each such additional Revolving Loan Commitment, an “Additional Commitment,” and collectively, the “Additional Commitments”); provided that (i) no Event of Default or Potential Event of Default shall have occurred and be continuing or result from such Additional Commitments, (ii) Additional Commitments may be added hereunder on no more than three occasions, and on each such occasion, the aggregate amount of Additional Commitments added shall be in an aggregate minimum amount of $25,000,000 and integral multiples of $1,000,000 in excess of that amount, and (iii) after giving pro forma effect to such Additional Commitments and any borrowings contemplated to occur substantially concurrently with the addition thereof, Company will be in compliance with all of its covenants under this Agreement (including, without limitation, those set forth in Section 7.6).”

D. Section 2.4A(iii)(a) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

“(a) Reductions From Net Asset Sale Proceeds. No later than the fifteenth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds in excess of $20,000,000 in respect of any Asset Sale other than the sale of the Company’s existing headquarters building, the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds; provided, however, that in the event Company notifies Administrative Agent in writing on or before the date of receipt of such Net Asset Sale Proceeds that Holdings or such Subsidiary intends to replace any assets sold (“Exchange Assets”) with assets which are to be used in a business

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engaged in by Holdings and its Subsidiaries at the time of any such replacement or any business or activity substantially similar or related thereto, the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the excess of (1) the aggregate amount of such Net Asset Sale Proceeds over (2) an amount equal to the amount of cash expected to be expended by Holdings and its Subsidiaries to acquire such Exchange Assets during the 270-day period following the date of receipt by Holdings or any of its Subsidiaries of such Net Asset Sale Proceeds. Any amounts not expended by Holdings and its Subsidiaries within such 270-day period, shall be applied pursuant to clause (c) below. Nothing contained in this clause (a) shall be construed to permit any sale of assets prohibited by subsection 7.7.”

1.4 Amendments to Section 4.2: Conditions to All Loans.

Section 4.2B is hereby amended by replacing the period at the end of clause (v) thereof with “; and” and inserting the following new clause (vi) immediately thereafter:

“(vi) the Notice of Borrowing shall demonstrate to the reasonable satisfaction of Administrative Agent that either (a) the aggregate amount of the Loans, after giving effect to the requested Loans, will not exceed the maximum principal amount permitted for the “Senior Credit Facility” under clause (1) of Section 4.11 of the Senior Subordinated Note Indenture or (b) all of the Senior Subordinated Notes shall have been redeemed or repurchased by the Company and cancelled, it being agreed this condition will be deemed satisfied if the proceeds of the Loans requested will be applied to redeem or repurchase all of the Senior Subordinated Notes for cancellation, Administrative Agent has been directed to fund the requested Loans directly to the trustee for such purpose, and Administrative Agent is in all other respects satisfied in its reasonable discretion that the funding of the Loans will cause all of the Senior Subordinated Notes to be redeemed or repurchased and cancelled.”

1.5 Amendments to Section 7: Negative Covenants of Company.

A. Section 7.5 of the Credit Agreement is hereby amended by deleting clause (ii) in its entirety and substituting the following therefor:

“(ii) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, Company or Holdings may redeem or otherwise repurchase stock, stock equivalents or stock options issued by Company or Holdings provided that Company shall deliver an Officer’s Certificate to Administrative Agent prior to such redemption or repurchase certifying that the Company will be in pro forma compliance with Section 7.6A (Minimum Consolidated Fixed Charge Coverage Ratio) for the period in which such redemption or repurchase occurs, calculated using Consolidated Pro Forma Fixed Charge Coverage Ratio as of such date in lieu of Consolidated Fixed Charge Coverage Ratio.”

B. Section 7.6B of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

“B. Maximum Consolidated Pro Forma Total Leverage Ratio. Company shall not permit the Consolidated Pro Forma Total Leverage Ratio at the end of any Fiscal Quarter to exceed 2.50 to 1:00.”

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C. Section 7.7 of the Credit Agreement is hereby amended to correct a scrivener’s error in clause (vii) thereof by deleting the words, “Section 7.12” and replacing them with the words “Section 7.9.”

D. Section 7.8 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

“7.8 Consolidated Capital Expenditures.

Company shall not, and shall not permit Holdings or any of its Subsidiaries to, make or incur Consolidated Capital Expenditures in an aggregate amount in excess of (a) $121,000,000 for the Fiscal Year ended on January 29, 2005, (b) $150,000,000 for the Fiscal Year ending on January 28, 2006, (c) $161,000,000 for the Fiscal Year ending on February 3, 2007, (d) $172,000,000 for the Fiscal Year ending on February 2, 2008, (e) $183,000,000 for the Fiscal Year ending on January 31, 2009, (f) $194,000,000 for the Fiscal Year ending on January 30, 2010, and (g) $204,000,000 for the Fiscal Year ending on January 29, 2011 (such amount, for each Fiscal Year, the “Maximum Expenditure Amount”); provided that

(i) the Maximum Expenditure Amount for any Fiscal Year, beginning with the Fiscal Year ending on February 3, 2007, shall be increased by an amount equal to the excess, if any, of the Maximum Expenditure Amount for the previous year (without giving effect to any previous adjustment made in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year, but in no event shall such increase exceed 10% of the Maximum Expenditure Amount for such previous Fiscal Year, and

(ii) notwithstanding the limitations set forth in clauses (a) through (f) herein, Company may make or incur additional Consolidated Capital Expenditures either (A) in an aggregate amount not to exceed $60 million for the purpose of purchasing the land and improvements comprising Company’s new corporate headquarters (or a portion thereof) or (B) in an aggregate amount not to exceed $20 million for tenant improvements or other furniture, fixtures and equipment at Company’s new corporate headquarters, it being agreed that the amount described in either (A) or (B) herein (as applicable) will be deemed increased by the amount of Net Asset Sale Proceeds from a sale of the Company’s existing corporate headquarters, and

(iii) for purposes of determining compliance with this covenant, any Consolidated Capital Expenditures made by Holdings or any of its Subsidiaries in connection with the acquisition and improvement of real property during any period shall be deemed to be decreased by the net proceeds (consisting of Cash payments received from the sale net of any direct sales costs incurred in connection with the sale) of any

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sale-leaseback transaction covering such real property and improvements (not exceeding the amount of such Consolidated Capital Expenditures) consummated in accordance with clause (2) of the first proviso of Section 7.9 in the period in which such sale-leaseback transaction is consummated.”

Section 2.	CONDITIONS TO EFFECTIVENESS; ADJUSTMENT OF PRO RATA SHARES

2.1 Conditions to Effectiveness. Section 1 of this Agreement shall become effective only upon the satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to as the “Fourth Amendment Effective Date”):

(a) Accuracy of Representations. The representations and warranties contained herein shall be true and correct in all material respects; provided that, if a representation and warranty is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition.

(b) No Default. After giving effect to this Amendment, no Event of Default or a Potential Event of Default shall have occurred and be continuing on the Fourth Amendment Effective Date or result from this Amendment becoming effective in accordance with its terms.

(c) Execution of Amendment. Administrative Agent and the all Lenders (including those providing additional Revolving Loan Commitments hereunder) shall have executed this Amendment and Administrative Agent shall have received a counterpart of this Amendment that bears the signature of the Company and each of the Guarantors.

(d) Amendment Fee. Administrative Agent shall have received from the Company on or prior to the Fourth Amendment Effective Date an amendment fee for the account of each Lender equal to 0.075% of the combined Revolving Loan Exposure of such Lender prior to the effectiveness of this Amendment.

(e) Legal Opinion. Administrative Agent shall have received an opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel for the Borrower and the Guarantors, dated as of the Fourth Amendment Effective Date, covering such matters as Administrative Agent may reasonably request, in form and substance satisfactory to Administrative Agent.

(f) Corporate Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously delivered to Administrative Agent, shall be satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

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2.2 Adjustment of Pro Rata Shares. On the Fourth Amendment Effective Date, Pro Rata Shares of each existing Lender will be adjusted to give effect to the increase in the Revolving Loan Commitments. On the Fourth Amendment Effective Date, (i) each Lender that is providing new or additional Revolving Loan Commitments will fund to Administrative Agent an amount equal to the excess of such Lender’s adjusted Pro Rata Share of the outstanding Revolving Loans over the amount of Revolving Loans, if any, held by such Lender immediately prior to the effectiveness of this Amendment and (ii) Administrative Agent shall distribute the amount so funded to the existing Lenders in amounts sufficient to reduce the balance of the Revolving Loans held by each Lender to such Lender’s adjusted Pro Rata Share of the outstanding Revolving Loans. To the extent that any such adjustment of Pro Rata Shares results in losses or expenses to any Lender as a result of the prepayment of any Eurodollar Rate Loan on a date other than the scheduled last day of the applicable Interest Period, Company acknowledges that it shall be responsible for such losses or expenses pursuant to subsection 2.6D of the Credit Agreement.

Section 3.	REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to amend the Credit Agreement in the manner provided herein, Company hereby represents and warrants that after giving effect to this Agreement, the following statements are true, correct and complete:

(a) Restatement of Representations. The representations and warranties contained in the Credit Agreement and in the other Loan Documents are true, correct and complete in all material respects on and as of the Fourth Amendment Effective Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.

(b) Corporate Power and Authority. Company has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Agreement (the “Amended Agreement”).

(c) Authorization of Agreements. The execution and delivery of this Agreement and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of Company.

(d) No Conflict. The execution and delivery by Company of this Agreement and the performance by Company of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, which breach or default would reasonably be expected to have a Material Adverse Effect, (iii) result in or

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require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries.

(e) Governmental Consents. The execution and delivery by Company of this Agreement and the performance by Company of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

(f) Binding Obligation. This Agreement has been duly executed and delivered by Company and this Agreement and the Amended Agreement are the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g) Absence of Default. No event has occurred and is continuing that would constitute an Event of Default or a Potential Event of Default.

Section 4.	MISCELLANEOUS

(a) Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii) Except as specifically amended by this Agreement, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Agreement shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

(b) Fees and Expenses. Company acknowledges that all costs, fees and expenses as described in subsection 10.2 of the Credit Agreement incurred by Administrative Agent and its counsel with respect to this Agreement and the documents and transactions contemplated hereby shall be for the account of Company.

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(c) Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

(d) Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(e) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by Company, Requisite Lenders and each of the Loan Parties and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 5.	ACKNOWLEDGEMENT AND CONSENT BY GUARANTORS

Each guarantor listed on the signature pages hereof (“Guarantors”) hereby acknowledges that it has read this Agreement and consents to the terms thereof, and hereby confirms and agrees that, notwithstanding the effectiveness of this Agreement, the obligations of each Guarantor under its applicable Guaranty shall not be impaired or affected and the applicable Guaranty is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects. Each Guarantor further agrees that nothing in the Credit Agreement, this Agreement or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendment to the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

PETCO ANIMAL SUPPLIES STORES, INC.

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief Financial Officer

S-1	Fourth Amendment

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Alex Y. Kim
Name:	Alex Y. Kim
Title:	Vice President

S-2	Fourth Amendment

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Matthew Koenig
Name:	Matthew Koenig
Title:	Senior Vice President

S-3	Fourth Amendment

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Scott J. Bell
Name:	Scott J. Bell
Title:	Senior Vice President

S-4	Fourth Amendment

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ L.D. Hart
Name:	L.D. Hart
Title:	Vice President

S-5	Fourth Amendment

NATIONAL CITY BANK

By:	/s/ Jennifer Taliaferro
Name:	Jennifer Taliaferro
Title:	Relationship Manager

S-6	Fourth Amendment

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Blake Seaton
Name:	Blake Seaton
Title:	Vice President

S-7	Fourth Amendment

JPMORGAN CHASE BANK, N.A.

By:	/s/ Stephen C. Price
Name:	Stephen C. Price
Title:	Senior Vice President

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GUARANTORS:	PETCO ANIMAL SUPPLIES, INC., a Delaware corporation

	By:	/s/ Rodney Carter
	Name:	Rodney Carter
	Title:	Senior Vice President and Chief Financial Officer

INTERNATIONAL PET SUPPLIES AND DISTRIBUTION, INC., a California corporation

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief Financial Officer

PETCO SOUTHWEST, INC., a California corporation

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief Financial Officer

PETCO SOUTHWEST, L.P., a California limited partnership

By:	PETCO ANIMAL SUPPLIES STORES, INC.
Its:	General Partner

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief Financial Officer

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PET CONCEPTS INTERNATIONAL,
a California corporation

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief
Financial Officer

PM MANAGEMENT INCORPORATED, a California corporation

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief
Financial Officer

E-PET SERVICES,
a California corporation

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief
Financial Officer

E-PET SERVICES, LLC,
a Virginia limited liability company

By:	E-PET SERVICES
Its:	Sole Member

By:	/s/ Rodney Carter
Name:	Rodney Carter
Title:	Senior Vice President and Chief
Financial Officer

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